Exhibit 99.1

[GRAPHIC OMITTED]


                  Tasker Products Adds 37-Year Retail Industry,
                   Senior Executive to its Board of Directors


DANBURY,  CT -January 18, 2007 - Tasker  Products  Corp.  (OTC  Bulletin  Board:
TKER), a distributor and marketer of proprietary technology effective in inhibiting pathogenic bacteria, today announced that Peter O'Gorman, a seasoned retail industry executive, has joined its Board of Directors. Mr. O'Gorman's appointment follows the recent addition to Tasker's Board of Frederick G. Ledlow, retired president of Cyanamid of Canada (a subsidiary of American Cyanamid now American Home Products).

Mr. O'Gorman began his career at TESCO, one of the world's leading international retailers with over 2,500 stores, worldwide, serving the UK, Ireland and 11 other countries including China, Japan and Malaysia. When Mr. O'Gorman left TESCO (after 17 years of service), he had reached the level of company director responsible for store development and merchandising.

He most recently served as Executive Vice President of Great Atlantic & Pacific Tea Company ("GA&P") where his responsibilities included store and product development and real estate. GA&P, headquartered in Montvale, NJ, operates over 400 stores, employing approximately 43,000 associates, in the US. In addition to A&P and A&P Super Foodmart, GA&P also operates The Food Emporium, Super Fresh, Farmer Jack, Sav-A-Center and Food Basics. Prior to Mr. O'Gorman's 17-year tenure at GA&P, he served as President of Retail Planning Associates, a firm that provided strategic planning and store concept development for major worldwide retailers.

Prior to Mr. O'Gorman's extensive experience in the retail industry, he also obtained the qualifications of a Master Mariner. This is the highest level of qualification of licensed ship command with no restrictions as to the size or power of the vessel or geographic boundaries.

Commenting on Mr. O'Gorman's appointment, Lanny Dacus, Tasker's president and CEO, commented, "The company is developing a well rounded board of directors. Peter's 37-years of retail industry experience will surely contribute to our products' commercialization strategies and reinforce the company's `customer centric' philosophy. We look forward to his participation on the Board and his influence on Tasker's further development. "

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About Tasker Products

Tasker is a manufacturer, distributor and marketer of eco-chemistry products with various applications that use the pHarlo technology. The pHarlo technology utilizes a highly charged and acidified, yet stable and safe, solution that enables copper sulfate, a compound with bacteriostatic properties, to remain active throughout a wide range of pH values. The Company currently markets Unifresh(R) Footbath, a grooming aid product for dairy cows, Pacific Blue(TM) Seafood Spray, an antibacterial spray for retail seafood counters and Tasker Blue(R), an antibacterial solution for use in processing poultry. Tasker Products Corp. is headquartered in Danbury, Connecticut. To be added to the news distribution list or to present any questions, send an email to tasker@wallstreetir.com. Additional information about Tasker is also available at www.taskerproducts.com.

This release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and performances, or achievements expressed or implied by the forward-looking statement. Actual future results and trends may differ materially from those made in or suggested by any forward-looking statements due to a variety of factors, including, for example, our ability to obtain new financing and/or generate revenue growth in the near future; our history of losses; our limited experience in the marketing of our products; our ability to compete with other products in our market space; and the risk of unfavorable federal regulation. Consequently, you should not place undue reliance on these forward-looking statements. We discuss these and other risks and uncertainties in greater detail in the filings we make with the Securities and Exchange Commission, including under the section entitled, "Risk Factors" in the Company's Annual Report on Form 10-KSB as amended and our most recent report on Form 10-Q.